Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

New Horizon Aircraft Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, without par value	(1)	Other	5,792,637	$1.77	$10,252,967.49	0.0001381	$1,415.93

Total Offering Amounts:						$10,252,967.49		1,415.93
Total Fee Offsets:								0.00
Net Fee Due:								$1,415.93

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Offering Note(s)

(1)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Registrant’s Class A ordinary shares, without par value (the “Common Shares”), on the Nasdaq Capital Market on February 5, 2026, which date is within five business days prior to filing this registration statement.

Represents Common Shares authorized for issuance under the New Horizon Aircraft Ltd. 2023 Equity Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416(a) of the Securities Act, this registration statement also includes an indeterminate number of additional Common Shares that may become issuable pursuant to the anti-dilution provisions of the Plan.